EXHIBIT 99.1





                          PRESS RELEASE OF THE COMPANY
                             DATED NOVEMBER 7, 1996



November 7, 1996
         John Lowber (907) 265-5600
         David Morris (907) 227-4919
         Bonnie Bernholz (907) 561-4488

FOR IMMEDIATE RELEASE


                          GCI CLOSES CABLE TRANSACTIONS


         ANCHORAGE, AK -- General Communication, Inc. (GCI) announced today it has closed the purchase and acquisition transactions of Prime Cable of Alaska, Alaska Cablevision and Alaskan Cable Network effective as of October 31, 1996.

         "With the passage of the Telecom Reform Act, the time was right to bring further benefits of competition to the Alaska scene," said John Lowber, GCI's chief financial officer. "We believe this transaction will allow us to offer a broader package of services to our customers by providing GCI with access to a wired, local network. In part, it helps establish GCI as the major player in competitive, end-to-end telecommunication services in Alaska."

         "We will be at the forefront of offering one-stop shopping for telecommunications products throughout the state," Lowber continued. "Our core long-distance business will continue to grow while we add broadband video. We also have begun to test our wireless PCS product that will be deployed next year."

         According to Lowber, GCI shareholders approved the transactions at its annual meeting held on October 17, 1996. The cable companies acquired by GCI offer cable television service to more than 101,000 subscribers serving 74 percent of households throughout Alaska, including Kodiak, Valdez, Cordova,
Petersburg,   Wrangell,   Kotzebue,


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Nome, Seward, Homer, Fairbanks,  Juneau,  Ketchikan,  Sitka,  Anchorage,  Kenai,
Soldotna and Bethel.

         The final purchase price of the transaction was $285.7 million, which was the aggregate value for all the cable systems. The purchase price for Alaskan Cable Network was $70 million ($51 million in cash and 2,923,077 shares of Class A stock); the price for Alaska Cablevision was $31 million ($21 million in cash and $10 million in notes convertible into 1,538,000 shares of Class A stock); and, for Prime Cable, 11,800,000 shares of Class A stock and assumption of Prime's long-term debt.

         Financing for the transactions was obtained through an issuance of 16.3 million shares of Class A common stock to the owners of the cable properties (valued at $105.7 million); the sale of 2 million shares of Class A stock to MCI at $6.50 per share; and $179 million of borrowings under a new $205 million bank credit facility.

         "In addition to propelling us forward technologically, this transaction firms up our equity base and will, ultimately, add to our float," added Lowber.

         The final closing required approval of the Alaska Public Utilities Commission (APUC), which was granted on September 23, 1996. The APUC approval included a few minor conditions placed on the transfer, such as continuing the existing conditions requiring provision of public access channels and requiring the cable operations to file annual income and operating statements.

         GCI, an Alaska-based and operated company, provides long-distance telephone, cable television and data communication services to more than 100,000 customers throughout the state. The company has more than 700 employees and combined annualized revenues exceeding $200 million.

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